Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ultra Glory International Ltd.

We hereby consent to the use in the Amendment No. 1 to the Registration Statement on Form 20-F/A (the “Registration Statement”) of our report dated March 19, 2010, relating to the balance sheet of Ultra Glory International Ltd. (the “Company”) as of February 28, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from January 21, 2010 (Inception) through February 28, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
April 30, 2010